Exhibit 3.1

GLADSTONE COMMERCIAL CORPORATION

ARTICLES SUPPLEMENTARY

Gladstone Commercial Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”), that:

FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), by provision in the Bylaws of the Corporation (the “Bylaws”) duly adopted by the Board of Directors of the Corporation (the “Board”) and notwithstanding any other provision in the Corporation’s charter or the Bylaws to the contrary, the Corporation elects to be subject to Sections 3-803, 3-804 and 3-805 of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND: The Corporation’s election to be subject to Sections 3-803, 3-804 and 3-805 of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on this 16th day of March, 2010.

ATTEST:	GLADSTONE COMMERCIAL CORPORATION
/s/ Terry L. Brubaker	/s/ David Gladstone

Terry L. Brubaker Secretary	David Gladstone Chief Executive Officer